Exhibit 10.4

DOLLAR GENERAL CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of the date indicated on Schedule A hereto (the “Grant Date”), is made between Dollar General Corporation, a Tennessee corporation (hereinafter, together with all Service Recipients unless the context indicates otherwise, called the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company (hereinafter referred to as the “Grantee”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement.

WHEREAS, the Company desires to grant to the Grantee performance-based restricted shares of Common Stock of the Company, par value $0.875 per Share, pursuant to the terms and conditions of this Agreement and the Plan (the “Restricted Stock Award”); and

WHEREAS, the Compensation, Nominating and Governance Committee (or a duly authorized subcommittee thereof) of the Company’s Board appointed to administer the Plan (the “Committee”) has determined that it would be to the advantage and in the best interest of the Company and its shareholders to grant the Restricted Stock Award provided for herein to the Grantee, and has advised the Company thereof and instructed the undersigned officer to issue said Restricted Stock Award;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Grant of Restricted Stock Award.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee the number of restricted shares of Common Stock (referred to as “Restricted Shares”) as set forth on Schedule A hereto, which the Grantee will have an opportunity to earn upon satisfaction of each of the relevant EPS Performance Targets set forth in Section 2 and the other conditions set forth in Section 3 of this Agreement. The Restricted Shares shall vest and become nonforfeitable in accordance with Section 3 hereof.

2.             EPS Performance Targets.

(a)    Each “EPS Performance Target”, as defined below and as set forth on Schedule B attached hereto, that is required to be achieved in each “Applicable Fiscal Year” as set forth on Schedule B attached hereto in order for the Grantee to earn the Restricted Shares was established by the Committee on the Grant Date for each such Applicable Fiscal Year. If neither of the EPS Performance Targets is achieved in the Applicable Fiscal Year, no Restricted Shares shall be earned. Within ninety (90) days following the end of each of the Applicable Fiscal Years, the Committee will determine whether the applicable EPS Performance Target for such year has been met and the Restricted Shares will vest in accordance with Section 3 (each such date of determination, a “Determination Date”).  The Restricted Shares are intended to be a Performance-Based Award under the Plan, and the provision of Section 6(c)(ii) of the Plan shall apply.  The Committee must certify the performance results for the EPS Performance Target following the end of each Applicable Fiscal Year.  The number of Restricted Shares earned (but subject to the additional pro-ration provisions and vesting provisions set forth in Section 3) shall be divided into two equal and separate installments as provided in Section 3.  To the extent allocation of the Restricted Shares to the two installments results in fractional shares, the vesting of the fractional shares shall be combined and be a part of the first installment.

(b)    The “EPS Performance Target” for each Applicable Fiscal Year has been calculated by dividing (x) net income assumed earned in the Applicable Fiscal Year (as calculated in accordance with generally accepted accounting principles applicable to the Company at the relevant time) by (y) an assumed weighted average number of shares of Common Stock outstanding during the Applicable Fiscal Year, but in each case the net income calculation excluded the items set forth in i. and ii. below:

i.                  the impact of (A) all consulting, accounting, legal, valuation, banking, filing, disclosure and similar costs, fees and expenses directly related to the consideration, negotiation, approval and consummation of the proposed acquisition and related financing of the Company by affiliates of Kohlberg Kravis Roberts & Co. (including without limitation any costs, fees and expenses relating to the filing and maintenance of a market maker registration statement or to any refinancings) and any litigation or settlement of any litigation related thereto; (B) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Amended and Restated 2007 Dollar General Corporation Stock Incentive Plan) of the Company or any primary or secondary offering of Company common stock or other security; (C) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (D) share-based compensation charges; (E) any gains or losses associated with the early retirement of debt obligations; (F) charges resulting from significant natural disasters; and (G) any significant gains or losses associated with the Company’s LIFO computation; and

ii.               unless the Committee disallows any such item, (A) non-cash asset impairments; (B) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (C) charges for business restructurings; (D) any material and demonstrable impact resulting from changes in tax or other legislation or accounting changes enacted after the beginning of the 2012 fiscal year not contemplated in the Company’s 2012-2016 financial plan; (E) significant tax settlements; and (F) any significant unplanned items of a non-recurring or extraordinary nature.

3.     Vesting.

(a)    Vesting of One-Half of Restricted Shares.  One-half of the Restricted Shares earned based on the Committee’s determination that the Actual EPS (as such term is defined in Schedule B attached hereto) for the First Fiscal Year is equal to or greater than the EPS Performance Target for the First Fiscal Year (as such term is defined in Schedule B attached hereto) in accordance with Section 2 (such one-half installment so earned being the “Initial Earned Restricted Shares”) shall become vested and nonforfeitable on the “First Determination Date” (as such term is defined in Schedule B attached hereto), but only if the Grantee has remained continuously employed through such date.  If the Grantee does not remain continuously employed through the First Determination Date because of Grantee’s death or Disability before such date, then a Pro-Rata Portion of the Initial Earned Restricted Shares (rounded to the nearest whole share) shall become vested and nonforfeitable as of the First Determination Date and all remaining Initial Earned Restricted Shares shall be automatically forfeited to the Company and cancelled.  For purposes of this Section 3(a) only, a “Pro Rata Portion” is determined by a fraction (not to exceed one), the numerator of which is the number of calendar months in the “Initial Service Period” as set forth on Schedule B hereto during which the Grantee was continuously in the employment of the Company and the denominator of which is the number of calendar months in the Initial Service Period. The Grantee will be deemed to be employed for a full calendar month if the Grantee’s death or Disability occurs after the fifteenth (15th) day of a calendar month.  If the Grantee does not remain continuously employed through the First Determination Date for any other reason, then all Restricted Shares shall be automatically forfeited to the Company and cancelled on the date the Grantee’s employment terminates.  Notwithstanding the above, no Restricted Shares shall vest if the Grantee is terminated for Cause.

(b)    Vesting of Remaining Earned Restricted Shares.  The remaining one-half Restricted Shares based on the Committee’s determination that the Actual EPS for the Second Fiscal Year is equal to or greater than the EPS Performance Target for the Second Fiscal Year (as such term is defined in Schedule B attached hereto)  in accordance with Section 2 (such one-half installment so earned being the “Remaining Earned Restricted Shares”) shall become vested and nonforfeitable on the “Second Determination Date” (as such term is defined in Schedule B attached hereto), but only if the Grantee has remained continuously employed through such date.  If the Grantee does not remain continuously employed through the Second Determination Date because of Grantee’s death or Disability, but only if the Grantee does not die or become Disabled prior to the expiration of the Initial Service Period, then the Remaining Earned Restricted Shares shall become vested and nonforfeitable as of the date of Grantee’s death or Disability as if the EPS Performance Target for such Second Fiscal Year had been achieved.  If the Grantee does not remain continuously employed through the fourth anniversary of the Grant Date under any other circumstances, then all Restricted Shares that are not vested as of the date of the Grantee’s termination of employment shall be automatically forfeited to the Company and cancelled on the date of the Grantee’s termination of employment.

(c)    Transfers and Reemployment.  For purposes of this Agreement, transfer of employment among the Company and another Service Recipient shall not be considered a termination or interruption of employment.  Upon reemployment following a termination of employment for any reason, the Grantee shall have no rights to any Restricted Shares previously forfeited and cancelled under this Agreement.

(d)    Disability.  For the purposes of this Agreement, Disability shall mean the Grantee’s termination of employment due to Grantee’s “Disability” (i) as defined in any employment agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (ii) if there is no such employment agreement in effect or no definition therein, as defined in any change-in-control agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (iii)  if there is no such employment or change-in-control agreement or definitions therein, as defined in the Company’s long-term disability plan.

(e)    Cause.  For the purposes of this Agreement, Cause shall mean (i) “Cause” as such term may be defined in any employment agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (ii) if there is no such employment agreement in effect, “Cause” as such term may be defined in any change-in-control agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (iii) if there is no such employment or change-in-control agreement, with respect to a Grantee: (A) any act of the Grantee involving fraud or dishonesty, or any willful failure to perform reasonable duties assigned to the Grantee which failure is not cured within 10 business days after receipt from the Company of written notice of such failure; (B) any material breach by the Grantee of any securities or other law or regulation or any Company policy governing trading or dealing with stock, securities, investments or the like, or any inappropriate disclosure or “tipping” relating to any stock, securities, investments or the like; (C) other than as required by law, the carrying out by the Grantee of any activity, or the Grantee making any public statement, which prejudices or ridicules the good name and standing of the Company or its Affiliates (including any limited partner of Buck Holdings, L.P.) or would bring such persons into public contempt or ridicule; (D) attendance by the Grantee at work in a state of intoxication or the Grantee otherwise being found in possession at the Grantee’s place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (E) any assault or other act of violence by the Grantee; or (F) the Grantee being indicted for any crime constituting (I) any felony whatsoever or (II) any misdemeanor that would preclude employment under the Company’s hiring policy.

(f)    Change in Control.  Notwithstanding any other provision of this Section 3, in the event of a Change in Control, vesting of the Restricted Shares that have not previously become vested and nonforfeitable, or have not previously been forfeited, under Section 2, 3(a), or 3(b) hereof shall be determined under this Section 3(f).  If a Change in Control occurs on or before any Determination Date and provided the Grantee is continuously employed until the Change in Control, any then unvested Restricted Shares shall be deemed earned and shall become vested and nonforfeitable upon the Change in Control.

4.             Rights as a Shareholder; Dividends.  The Grantee shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 or 3 hereof, and as record owner shall be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided, that any cash or in-kind dividends paid with respect to the Restricted Shares prior to becoming vested hereunder shall be withheld by the Company and shall be delivered to the Grantee only when, and if, such Restricted Shares shall become fully vested pursuant to Section 2 and/or 3, as applicable.  As soon as practicable following the vesting of any Restricted Shares hereunder, either certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto, or the book entry representing such Restricted Shares that shall have been made by the registrar of the Company at the time of the Grant Date shall be updated to reflect such vesting.

5.             Transferability.  Neither the Restricted Shares prior to vesting pursuant to Section 3 nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5 shall not prevent transfers by will or by the applicable laws of descent and distribution.

6.             No Guarantee of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or offer letter provided by the Company to the Grantee.

7.             Change in Capitalization; Change in Control.  If any event described in Section 8 or 9 of the Plan occurs, this Agreement and the Restricted Shares shall be adjusted to the extent required or permitted, as applicable, pursuant to Sections 8 and 9 of the Plan.

8.             Taxes.  The Grantee shall have full responsibility, and the Company shall have no responsibility (except as to applicable tax withholdings), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Restricted Shares. The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the Restricted Shares hereunder.  Unless otherwise determined by the Committee, at the time of vesting the Company shall withhold from the Restricted Shares the number of Restricted Shares having a value equal to the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.  Any fractional shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for the Grantee.  Grantee shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the Restricted Shares.

9.             Limitation on Obligations.  Other than the Restricted Shares issued hereunder, no assets of the Company shall be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.  In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the share certificates or electronic delivery thereof to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

10.          Securities Laws.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.  The Restricted Shares shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.          Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or his or her designee, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 11, either party may hereafter designate a different address for notices to be given to him.  Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 11.  Any notice shall have been deemed duly given when delivered by hand or courier or when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

12.          Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

13.          Arbitration.  In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within the Nashville, Tennessee metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

14.          Clawback.  As a condition of receiving the Restricted Shares, the Grantee acknowledges and agrees that the Grantee’s rights, payments, and benefits with respect to the Restricted Shares shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation.

15.          Applicability of Plan and Management Stockholder’s Agreement.  The Restricted Shares issued to the Grantee shall be subject to all terms and provisions of the Plan to the extent applicable. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  The Restricted Shares issued to the Grantee shall not be subject to, and hereby are expressly exempted from, all of the terms and provisions of any Management Stockholder’s Agreement between the Grantee and the Company in existence on the Grant Date.

16.          Amendment and Termination.  This Agreement may be modified in any manner consistent with Section 10 of the Plan.

17.          Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Award.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

18.          Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DOLLAR GENERAL CORPORATION

By:

Name:

Title:

GRANTEE

Richard W. Dreiling

ADDRESS:

 Schedule A to Restricted Share Award Agreement

Grant Date:	March 20, 2012

Number of Restricted Shares Awarded:	326,037

Schedule B to Restricted Stock Award Agreement

EPS Performance Target for First Fiscal Year:	$[ ]

EPS Performance Target for Second Fiscal Year:	$[ ]

EPS Performance Target:	Either of the EPS Performance Target for the First Fiscal Year or the EPS Performance Target for the Second Fiscal Year, as applicable.

First Fiscal Year:	The Company’s 2014 fiscal year.

Second Fiscal Year:	The Company’s 2015 fiscal year.

Applicable Fiscal Year:	Either of the First Fiscal Year or Second Fiscal Year, as applicable.

Actual EPS:

“Actual EPS” for any Applicable Fiscal Year shall be equal to the quotient of (x) net income earned in the Applicable Fiscal Year (as calculated in accordance with generally accepted accounting principles applicable to the Company at the relevant time), with such net income calculation to exclude the items referenced in Section 2(b) i. and ii. of the Agreement, by (y) the weighted average number of shares of Common Stock outstanding during the Applicable Fiscal Year.

First Determination Date:	The Determination Date occurring in respect of the First Fiscal Year.

Second Determination Date:	The Determination Date occurring in respect of the Second Fiscal Year.

Initial Service Period:	The period beginning on the first day of the Company’s 2012 fiscal year and ending and including the last day of the First Fiscal Year.